Exhibit 3.5

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,

AS AMENDED

OF

BIODEL INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Biodel Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

By action of the Board of Directors of the Corporation at a meeting held on September 10, 2012, the Board of Directors duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, (the “Restated Certificate of Incorporation”) and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment at a Special Meeting of Stockholders held on November 1, 2012, in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:

That, subject to the approval of the stockholders of the Corporation, the second paragraph of Article FOURTH of the Restated Certificate of Incorporation (relating to the Corporation’s authorized shares of capital stock) be and hereby is deleted in its entirety and the following second paragraph of Article FOURTH is inserted in lieu thereof:

“A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 112,500,000 shares, consisting of (i) 62,500,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

Exhibit 3.5

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its duly authorized officer this 19th day of December, 2012.

BIODEL INC.

By:    /s/ Paul S. Bavier

Name: Paul S. Bavier

Title:   Secretary